OYO GEOSPACE News Release

7007 Pinemont Drive

Houston, Texas 77040 USA

Contact:

Gary D. Owens

Chairman, President & CEO

TEL: 713.986.4444

FAX: 713.986.4445

FOR IMMEDIATE RELEASE

OYO GEOSPACE REPORTS FISCAL 2007 FIRST QUARTER RESULTS

Company Reports Record Quarterly Revenues and Profits

Houston, Texas - February 7, 2007 - OYO Geospace (NASDAQ: OYOG) today announced net income of $7.8 million, or $1.30 per diluted share, on revenues of $44.8 million for its quarter ended December 31, 2006. This compares with net income of $1.3 million, or $0.22 per diluted share, on revenues of $21.9 million in the comparable quarter last year.

"Results for the quarter were fueled by the recognition of revenue from the sale of two seismic reservoir characterization systems along with continued strong demand for our seismic exploration products," said Gary D. Owens, OYO Geospace's Chairman, President and CEO. "For the quarter, the company recognized revenues of $16.2 million from the sale of a reservoir characterization system for the monitoring of BP-operated fields located in the Caspian Sea. The quarter also includes the recognition of $0.7 million in revenue from the sale of a retrievable seabed seismic data acquisition system sold to the Bureau of Geophysical Prospecting ("BGP"), a Chinese seismic service contractor. The $0.7 million in revenue from the BGP sale represents the final amount earned by the company for a system delivered in fiscal year 2006," said Owens.

"The first construction phase of our Houston facility expansion is nearing completion; however, wet weather has created some delays. With the roof nearing completion, we expect to spend the next few months completing the interior of the facility and installing new manufacturing equipment. We look forward to having the added space and capacity," continued Owens.

"Our core seismic exploration business was exceptionally strong in the quarter. We experienced strong demand for both land and marine-based products. We also experienced revenue gains from our non-seismic sensor and cable products. Our Houston facility expansion will add much needed manufacturing capacity for these product lines," said Owens.

"The backlog for our seismic exploration products remains strong. We continue to work with customers on new reservoir characterization prospects that we hope to close in the near future. Our non-seismic sensor and cable product lines also have a healthy backlog and we believe have bright prospects for the rest of the year," Owens said.

"Our thermal solutions product revenues increased almost 18% from last year, including the first sale of our new direct-to-screen imager during the quarter. This segment posted a small operating loss for the quarter and is currently performing well below our expectations. We believe on-going product improvement efforts, new product introductions, supplier changes, manufacturing process improvements and additional space from our new facility will yield gradual improvements in the financial results for this segment throughout the fiscal year," Owens said.

OYO Geospace designs and manufactures instruments and equipment used by the oil and gas industry in the acquisition and processing of seismic data as well as in reservoir characterization and monitoring activities. The company also designs and manufactures equipment and film for the thermal printing industry worldwide.

This press release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical fact included herein including statements regarding potential future products and markets, our potential future revenues, future financial position, business strategy, future expectations and other plans and objectives for future operations, are forward-looking statements. We believe our forward-looking statements are reasonable. However, they are based on certain assumptions about our industry and our business that may in the future prove to be inaccurate. Important factors that could cause actual results to differ materially from our expectations include the level of seismic exploration worldwide, which is influenced primarily by prevailing prices for oil and gas, the extent to which our new products are accepted in the market, the availability of competitive products that may be more technologically advanced or otherwise preferable to our products, the resolution of the situation in the Middle East and other factors disclosed under the heading "Risk Factors" and elsewhere in our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, which are on file with the Securities end Exchange Commission. Further, all written and verbal forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by such factors.

M O R E

OYO GEOSPACE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share amounts)

(unaudited)

	Three Months Ended December 31, 2006	Three Months Ended December 31, 2005

Sales	$ 44,753	$ 21,915
Cost of sales	26,114	14,730

Gross profit	18,639	7,185

Operating expenses:
Selling, general and administrative	4,539	3,792
Research and development	2,395	1,415

Total operating expenses	6,934	5,207

Income from operations	11,705	1,978

Other income (expense):
Interest expense	(111)	(197)
Interest income	126	117
Foreign exchange losses	(18)	(40)
Other, net	13	15

Total other income (expense), net	10	(105)

Income before income taxes	11,715	1,873
Income tax expense	3,866	598

Net income	$ 7,849	$ 1,275

Basic earnings per share	$ 1.37	$ 0.23

Diluted earnings per share	$ 1.30	$ 0.22

Weighted average shares outstanding - Basic	5,745,440	5,634,662
Weighted average shares outstanding - Diluted	6,036,171	5,837,711